NEWS RELEASE

CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3758 ext. 223

Fax: (607) 936-2844

Date: February 8, 2018

FOR IMMEDIATE RELEASE

Corning Natural Gas Holding Corporation Increases Dividend on Common Stock;

Announces Common Stock and Preferred Stock Dividends for Quarter Ending March 31, 2018

Corning, N.Y. (Thursday, February 8, 2018) – Corning Natural Gas Holding Corporation’s (“CNIG”) Board of Directors approved an increase in the common stock dividend to $0.14/share, per quarter. This is equal to an annualized rate of $0.56/share and an increase from the annualized rate of $0.54/share. “This is our 9th consecutive year that the Company has increased its dividend since reinstituting the cash dividend payment in 2009,” stated Jerry Sleve, Vice President of Administration for the Company. Dividends are payable on April 16, 2018 to holders of record on March 29, 2018.

In addition, the Board of Directors declared the regular dividends on Corning Natural Gas Holding Corporation’s outstanding preferred stock as follows:

• $0.375 per shares on its 6.0% Series A Cumulative Preferred Stock, payable on April 16, 2018, to holders of record on March 29, 2018; and

• $0.25 per share on its Series B Convertible Preferred Stock, payable on April 16, 2018, to holders of record on March 29, 2018.

Corning Natural Gas Holding Corporation, incorporated in 2013, is a publicly traded company and the parent company of Corning Natural Gas Corporation. Corning Natural Gas Corporation (a New York State regulated utility company established in 1904), Pike County Light & Power Company, and Corning Natural Gas Appliance Corporation are 100% owned subsidiary companies of the Holding Corporation. Leatherstocking Gas Company and Leatherstocking Pipeline Company are also 50% owned subsidiaries of the Holding Corporation. Corning Natural Gas Corporation provides safe, reliable natural gas service to 15,000 residential, commercial and industrial customers in the Southern Tier and Central regions of New York State. Pike County Light & Power provides natural gas and electric service to 5,800 customers in Pike County Pennsylvania. Leatherstocking Gas Company provides natural gas utility service in Susquehanna and Bradford Counties in Pennsylvania. Learn more at www.corninggas.com

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